Exhibit 99.1


 Coors Signs Agreement to Outsource Servicing of On-Trade Dispense Equipment
                                 in the U.K.

    GOLDEN, Colo., Aug. 3 /PRNewswire-FirstCall/ -- Adolph Coors Company (NYSE: RKY) today announced that its Coors Brewers Limited (CBL) operating subsidiary in the United Kingdom has reached an agreement with Service Dispense Equipment Ltd. (SDE) to outsource the management and servicing of CBL's on-trade dispense equipment.
    Under the 10-year technical services agreement, SDE will acquire CBL's on-trade beverage dispense equipment and provide ongoing maintenance and procurement services for Coors in the U.K. The agreement will combine CBL's existing technical services operation with that of U.K. brewers Scottish Courage and Carlsberg UK, both of which reached similar agreements with SDE earlier this year.
    Coors Brewers, Scottish Courage and Carlsberg UK will each own an equal voting interest in SDE, which will own and service the dispense equipment of all three brewers. SDE will contract with a separate business, Innserve Ltd., to perform day-to-day technical services, including on-trade cellar services, maintenance and installation of fonts, lines, coolers and other equipment used to dispense on-trade beverages.
    Peter Kendall, chief executive officer of CBL, said, "Our technical services agreement with SDE is a significant development that will benefit our on-trade customers, beer drinkers throughout the United Kingdom and Coors Brewers Limited. The move will increase CBL's operational productivity and improve asset utilization, which will help us drive profitability in our U.K. business. Our on-trade customers will benefit from greater standardization of dispense equipment and enhanced service levels, with beer drinkers ultimately enjoying even better quality Coors beverages."
    The agreement is subject to the approval of the Office of Fair Trading
(OFT) in the U.K. If the agreement is approved by the OFT, the company expects the majority of its current technical services staff of 320 employees to join the workforce of Innserve Ltd. and the new technical services business to be fully operational by early 2005.
    Tim Wolf, chief financial officer for Adolph Coors Company, said, "This important arrangement is consistent with our financial objectives because it will provide opportunities for more effective use of cash, further debt reduction, and increased returns on capital. We estimate that the agreement will increase total company cash flow by approximately $80 million in 2004. This improvement is composed of a cash receipt of about $95 million from the sale of dispense equipment upon completion of the agreement, partially offset by our investment in SDE and restructuring and implementation costs.
    "We anticipate a positive impact from this arrangement on 2004 net income of about $4 million, primarily due to a consolidated tax benefit resulting from the agreement, largely offset by a loss on the sale of assets, restructuring and other related costs. We expect this one-time tax benefit to total approximately $36 million and to reduce the company's effective tax rate for 2004 by about 10 percentage points, compared to what it otherwise would have been. The book loss on the sale of assets and other costs are expected to negatively impact Europe segment financial results by about $32 million in the second half of 2004. In future years, we estimate that this new approach to managing our dispense equipment will yield cost savings and increase cash flow each an average of more than $5 million per year on a consolidated basis, primarily driven by improved on-trade operating efficiencies."
    The company noted that its estimates of the new arrangement's impact are subject to risk factors that include finalization of asset valuations, transitional details, and future foreign exchange rates.

    Founded in 1873, Adolph Coors Company is the world's eighth-largest brewer. The company's Coors Brewers Limited subsidiary is the U.K.'s second-largest brewer, with brands that include Carling -- the best-selling beer in the U.K. -- Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. Adolph Coors Company's principal U.S. subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a portfolio of malt beverages that includes Coors Light, Coors Original, Aspen Edge, Killian's, Zima and the Keystone family of brands. Adolph Coors Company stock trades on the New York Stock Exchange under the symbol RKY. For more information on Adolph Coors Company, visit the company's website at www.coors.com.

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms and phrases as "expects" or "expected to," "could be affected," "estimates" and other terms with similar meaning indicating potential impact on our business. It also includes financial information that has not been reviewed by the Company's independent auditors. Although the Company believes that the assumptions are reasonable upon which this financial information and its forward-looking statements are based, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; any inability of a supplier to provide sufficient packaging materials; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Adolph Coors Company
    -0-                             08/03/2004
    /CONTACT: media, Kabira Hatland, +1-303-277-5805, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield, +1-303-277-6894, all of Adolph Coors Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO: Adolph Coors Company; Coors Brewers Limited; Service Dispense Equipment Ltd.; Scottish Courage; Carlsberg UK
ST:  Colorado, England
IN:  FOD REA
SU:  CON